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                                                                      EXHIBIT 11


                           THE CHROMALINE CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)


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
                                                                       Nine Months Ended
                                                                       -----------------
                                                            Sept 30, 2002             Sept 30, 2001
                                                            -------------             -------------

Net earnings applicable to common shareholders               $  240,100                $  (14,851)
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                         1,253,390                 1,271,627


Dilutive effect of stock options computed using the
   treasury stock method and the average market price                 0                         0

Weighted average shares outstanding for diluted
   earnings per share                                         1,253,390                 1,271,627

Basic earnings per share                                         $ 0.19                  $ (0.06)

Diluted earnings per share                                       $ 0.19                  $ (0.06)
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